Exhibit (a)(1)(A)

SIXTH AMENDED AND RESTATED OFFER TO PURCHASE

BY

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.

OF

UP TO 17,250,000 OF ITS WARRANTS TO PURCHASE COMMON SHARES

AT A PURCHASE PRICE OF $0.95 IN CASH PER WARRANT

AND

CONSENT SOLICITATION

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF THE DAY ON SEPTEMBER 18, 2023, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

International General Insurance Holdings Ltd., a Bermuda exempted company (the “Company,” “we,” “us,” or “our”), hereby offers to purchase up to 17,250,000 of its outstanding warrants described below at a purchase price of $0.95 in cash, without interest (the “Offer Purchase Price”), for each outstanding warrant tendered. The “Offer Period” is the period commencing on July 28, 2023 and ending at 12:00 midnight, Eastern Time, at the end of the day on September 18, 2023, or such later date to which the Company may extend the Offer (the “Expiration Date”). The offer is made upon the terms and conditions in this Sixth Amended and Restated Offer to Purchase and Consent Solicitation (the “Offer Letter”) and the related Amended and Restated Letter of Transmittal and Consent (“Letter of Transmittal and Consent” and, together with the Offer Letter, as each may be amended or supplemented from time to time, the “Offer”).

Warrants eligible to be tendered pursuant to the Offer include (a) 12,750,000 publicly traded warrants to purchase our common shares which were publicly issued and sold as part of the units in the initial public offering of Tiberius Acquisition Corporation (“Tiberius”) on March 20, 2018 (the “Tiberius IPO”), and assumed by the Company on March 17, 2020, and which entitle such warrant holders to purchase one of our common shares at an exercise price of $11.50, subject to adjustments (the “Public Warrants”), and (b) 4,500,000 warrants to purchase our common shares which were privately issued and sold in connection with the Tiberius IPO pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), and assumed by the Company on March 17, 2020, and which entitle such warrant holders to purchase one of our common shares at an exercise price of $11.50, subject to adjustments (the “Private Warrants” and together with the Public Warrants, the “Warrants”). The Private Warrants are identical to the Public Warrants except that the Private Warrants: (i) are subject to different redemption provisions, (ii) may be exercised for cash or on a cashless basis so long as they are held by certain specified holders or any of their permitted transferees, and (iii) are entitled to registration rights.

Concurrently with the Offer, we also are soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend the Warrant Agreement, dated as of March 15, 2018, by and between Tiberius and Continental Stock Transfer & Trust Company (the “Warrant Agent”), as amended by Amendment No. 1 to the Warrant Agreement dated as of March 17, 2020, by and between the Company, Tiberius and the Warrant Agent (as amended, the “Warrant Agreement”), which governs all of the Warrants, to permit the Company to redeem each outstanding Warrant for $0.86 in cash, without interest (the “Redemption Price”), which Redemption Price is 10% less than the Offer Purchase Price (the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment. If the Warrant Amendment is approved, which we expect to occur given that holders of more than 65% of the Public Warrants have agreed to tender their consents to the Warrant Amendment, we intend to issue a notice of redemption to redeem all remaining outstanding Warrants immediately upon consummation of the Offer. The redemption would occur 15 days after issuing the notice of redemption (the “Redemption”).

Parties representing approximately 67.3% of the outstanding Public Warrants and approximately 88.9% of the outstanding Private Warrants have agreed to tender their Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement (as defined herein). Accordingly, because the holders of more than 65% of our outstanding Public Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. For additional detail regarding the Tender and Support Agreement, see “The Offer and Consent Solicitation, Section 9. Transactions and Agreements Concerning the Company’s Securities.”

If the Warrants are registered in your name, the execution and delivery of the Letter of Transmittal and Consent will constitute your consent to the Warrant Amendment and will also authorize and direct the Depositary (as defined below) to execute and deliver a written consent to the Warrant Amendment on your behalf with respect to all Warrants that you tender. Custodial entities that are participants in The Depository Trust Company (“DTC”) may tender their Warrants through the Automatic Tender Option Program (“ATOP”) maintained by DTC, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal and Consent and which constitutes their consent to the Warrant Amendment and also authorizes and directs the Depositary to execute and deliver a written consent to the Warrant Amendment on their behalf with respect to all Warrants thereby tendered. You must deliver your consent to the proposed Warrant Amendment in order to participate in the Offer.

Our Public Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “IGICW.” On July 27, 2023, the last reported sale price on Nasdaq for the Public Warrants was $0.67. As of July 27, 2023, 12,750,000 Public Warrants and 4,500,000 Private Warrants were outstanding. Warrant holders should obtain current market quotations for the Public Warrants before deciding whether to tender their Warrants pursuant to the Offer.

The Offer permits holders of Warrants to tender any and all Warrants in exchange for the Offer Purchase Price for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects. Holders are also entitled to exercise their Warrants during the Offer Period in accordance with the terms of the Warrants.

If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent. If you wish to exercise your Warrants in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Offer Letter. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

See “The Offer and Consent Solicitation, Section 11. Forward-Looking Statements; Risk Factors” for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer and Consent Solicitation will commence on July 28, 2023 and end on the Expiration Date.

A detailed discussion of the Offer and Consent Solicitation is contained in this Offer Letter. We may amend or terminate the Offer and Consent Solicitation at any time with requisite notice, as further described in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, as well as any supplemental disclosure regarding the Offer and Consent Solicitation before making a decision regarding the Offer and Consent Solicitation.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MORROW SODALI GLOBAL LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR BofA SECURITIES, INC., THE COMPANY’S DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER” OR “BofA SECURITIES”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER WARRANTS OR CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal and Consent. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer and Consent Solicitation is:

BofA Securities, Inc.

Sixth Amended and Restated Offer to Purchase and Consent Solicitation, dated August 30, 2023

IMPORTANT PROCEDURES

If you want to tender some or all of your Warrants, you must do one of the following before the Expiration Date:

•        if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which typically can be done electronically;

•        if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal and Consent according to its instructions, and deliver the Letter of Transmittal and Consent, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal and Consent, to the Depositary; or

•        if you are an institution participating in DTC, called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants.”

If you want to tender your Warrants, but:

•        your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary;

•        you cannot comply with the procedure for book-entry transfer; or

•        your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants.”

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND CONSENT AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

WARRANTS NOT TENDERED FOR PURCHASE WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON MARCH 17, 2025, AT 5:00 P.M. EASTERN TIME OR EARLIER UPON REDEMPTION, AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS, UNLESS THE WARRANT AMENDMENT IS APPROVED BY AT LEAST 65% OF THE HOLDERS OF THE PUBLIC WARRANTS.

THE OFFER RELATES TO THE PUBLIC WARRANTS THAT WERE PUBLICLY ISSUED IN CONNECTION WITH THE TIBERIUS IPO, WHICH TRADE ON NASDAQ UNDER THE SYMBOL “IGICW” AND THE PRIVATE WARRANTS THAT WERE PRIVATELY ISSUED IN CONNECTION WITH THE TIBERIUS IPO. ANY AND ALL OUTSTANDING WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF JULY 27, 2023, THERE WERE 12,750,000 PUBLIC WARRANTS OUTSTANDING AND 4,500,000 PRIVATE WARRANTS OUTSTANDING.

THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

If you have any questions or need assistance, you should contact Morrow Sodali Global LLC, the Information Agent for the Offer. You may request additional copies of this Offer Letter, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the Information Agent. The Information Agent may be reached at:

Morrow Sodali Global LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Email: igic@info.morrowsodali.com

The address of the Depositary is:

Continental Stock

Transfer & Trust Company

Attn: Corporate Actions

1 State Street 30th Floor

New York, NY 10004

Telephone: (917) 262-2378

Email: tenders+InternationalGeneral@continentalstock.com

We are not making the Offer to, and will not accept any tendered Warrants from, holders of Warrants in any jurisdiction where it would be unlawful to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Warrants in any such jurisdiction.

You should rely only on the information contained in this Offer Letter and in the Letter of Transmittal and Consent or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal and Consent. If anyone makes any recommendation or gives any information or representation regarding the Offer and Consent Solicitation, you should not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary, the Information Agent, or the Dealer Manager. You should not assume that the information provided in this Offer Letter is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person, including the Dealer Manager, for soliciting tenders in the Offer. In addition, none of the Depositary, the Information Agent, the Dealer Manager or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer and Consent Solicitation. Our officers, directors and regular employees may solicit tenders from holders of the Warrants and will answer inquiries concerning the terms of the Offer and Consent Solicitation, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

i

SUMMARY TERM SHEET

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to International General Insurance Holdings Ltd. This summary term sheet highlights important information regarding the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer Letter and the related Letter of Transmittal and Consent that constitute the Offer. We have included references to the sections of this Offer Letter where you will find a more complete description of the topics addressed in this summary term sheet.

The Company

International General Insurance Holdings Ltd., a Bermuda exempted company. Our principal executive offices are located at 74 Abdel Hamid Sharaf Street, P.O. Box 941428, Amman 11194, Jordan. Our telephone number is +962 6 562 2009.

The Public Warrants

As of July 27, 2023, the Company had 12,750,000 Public Warrants outstanding. Each Public Warrant is exercisable for one of our common shares, par value $0.01 per share (the “Common Shares”), at an exercise price of $11.50. By their terms, the Public Warrants will expire on March 17, 2025, at 5:00 p.m. Eastern Time, unless sooner exercised or redeemed by the Company in accordance with the terms of the Public Warrants. The Offer relates to the Public Warrants that were sold as part of the units issued in connection with the Tiberius IPO, which trade on Nasdaq under the symbol “IGICW.” Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer.

The Private Warrants

As of July 27, 2023, the Company had 4,500,000 Private Warrants outstanding. Each Private Warrant is exercisable for one of our Common Shares at an exercise price of $11.50. By their terms, the Private Warrants will expire on March 17, 2025, at 5:00 p.m. Eastern Time, unless sooner exercised or redeemed by the Company in accordance with the terms of the Private Warrants. The Offer relates to the Private Warrants that were privately issued in connection with the Tiberius IPO. Any and all outstanding Private Warrants are eligible to be tendered pursuant to the Offer.

Market Price of the Public Warrants	The Public Warrants are listed on Nasdaq under the symbol “IGICW.” On July 27, 2023, the last reported sale price on Nasdaq for the Public Warrants was $0.67.
The Offer

The Offer is to permit holders of Warrants to tender any and all outstanding Warrants for a purchase price of $0.95 in cash, without interest, for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects.

See “The Offer and Consent Solicitation, Section 1. General Terms.”

The Consent Solicitation

In order to tender the Warrants in the Offer, holders of the Warrants are required to consent (by executing the Letter of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved by at least 65% of the holders of the Public Warrants, the Warrant Amendment would permit the Company to redeem each Public Warrant and Private Warrant that is outstanding upon the closing of the Offer for $0.86 in cash, without interest, which is 10% less than the Offer Purchase Price. If the Warrant Amendment is approved, which we expect to occur given that holders of more than 65% of the Public Warrants have agreed to tender their consents to the Warrant Amendment, we intend to issue a notice of redemption to redeem all remaining outstanding Warrants immediately upon consummation of the Offer. The redemption would occur 15 days after issuing the notice of redemption.

See “The Offer and Consent Solicitation, Section 1. General Terms.”

Fairness of the Transaction

On August 16, 2023, our board of directors approved the fairness of the Transaction (Offer, Consent Solicitation, and Redemption) to the unaffiliated holders of the Warrants. References herein to the Transaction include the Offer, the Consent Solicitation and the Redemption.

See “Special Factors, Section 2. Fairness of the Transaction (Offer, Consent Solicitation and Redemption).”

U.S. Federal Income Tax Consequences of the Offer and Warrant Amendment

The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Warrants.

The U.S. federal income tax consequences of the Warrant Amendment are not free from doubt. If the Warrant Amendment is approved, all Warrants that are not exchanged for cash pursuant to the Offer may be treated as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and such deemed exchange may be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment is respected, (i) U.S. Holders will generally not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) U.S. Holders’ aggregate tax basis in the “new” Warrants deemed to be received will generally equal the aggregate tax basis in its existing Warrants deemed surrendered, and (iii) U.S. Holder’s holding period for the “new” Warrants deemed to be received will generally include its holding period for the Warrants deemed surrendered. Alternatively, if the Warrant Amendment is approved, all Warrants that are not exchanged for cash pursuant to the Offer may be treated as having been exchanged for an amount of cash equal to the Redemption Price.

See “Special Factors, Section 6. Material U.S. Federal Income Tax Consequences.”

Reasons for the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Common Shares that would become outstanding upon the exercise of Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure.

See “Special Factors, Section 1. Purpose of the Offer.”

Expiration Date of Offer

12:00 midnight, Eastern Time, at the end of the day on September 18, 2023, or such later date to which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein.

See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date. See “The Offer and Consent Solicitation, Section 3. Withdrawal Rights.”
Participation by Executive Officers and Directors

To our knowledge, with the exception of 4,000,000 Private Warrants held by W. Jabsheh Investment Co. Ltd., which is 100% controlled by Wasef Jabsheh, Executive Chairman of the board of directors of the Company, none of our directors or executive officers beneficially own Warrants. W. Jabsheh Investment Co. Ltd. may tender its Private Warrants in the Offer.

See “Special Factors, Section 5. Interests of Directors and Executive Officers.”

Conditions of the Offer

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if:

•   there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•   any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

•   in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties; provided, that any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above are not satisfied prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer. We will amend this Offer Letter to report material changes, such as if a material condition to the Offer is waived, as required by Rule 13e-4(c)(3) under the Exchange Act.

See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Board of Directors’ Recommendation

Our board of directors has approved the Offer and Consent Solicitation. However, none of the Company, its directors, officers or employees, nor the Depositary, the Information Agent or the Dealer Manager makes any recommendation as to whether holders of Warrants should tender their Warrants and consent to the Warrant Amendment. Holders of Warrants must make their own decision as to whether to tender some or all of their Warrants and consent to the Warrant Amendment.

See “The Offer and Consent Solicitation, Section 1.C. General Terms — Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Warrants	To tender your Warrants, you must complete the actions described herein under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants” before the Offer expires.
Questions or Assistance

Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal and Consent or other materials to the Information Agent. The contact information for the Information Agent is located on the back cover of this Offer Letter.

SPECIAL FACTORS

1. PURPOSE OF THE OFFER

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Common Shares that would become outstanding upon the exercise of the Warrants. The Company’s board of directors believes that by allowing holders of Warrants to tender their Warrants for the Offer Purchase Price, the Company can potentially reduce the substantial number of Common Shares that would be issuable upon exercise of the Warrants, thus reducing the potential dilutive impact of the Warrants, thereby providing investors and potential investors with greater certainty as to the Company’s capital structure. The Warrants acquired pursuant to the tender will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.

The Company has determined to pursue the Offer now in particular because the Company’s book value increased significantly through June 30, 2023. The Company’s book value per share was $8.69 on December 31, 2020, $8.83 on December 31, 2021, $9.49 on December 31, 2022 and $10.91 on June 30, 2023. The higher book value on June 30, 2023 is close to the warrant exercise price of $11.50. The price of the Company’s Common Shares often parallels growth in the Company’s book value. If the book value continues to increase in the future and the Warrants become exercisable, this would potentially result in substantial dilution to shareholders and make the Company unattractive to new investors. Also, the Company does not desire to sell Common Shares at $11.50 per share because the Company does not need to raise capital and, if it has to sell Common Shares, would prefer to sell at a higher valuation. As a result of the foregoing, after seeing its book value reach $10.91 on June 30, 2023, the Company determined that the timing was appropriate to consider the Offer.

2. FAIRNESS OF THE TRANSACTION (OFFER, CONSENT SOLICITATION AND REDEMPTION)

On July 27, 2023, the board of directors approved the commencement of the Offer. On August 16, 2023, our board of directors approved the Transaction as fair to the unaffiliated holders of Warrants. The board of directors evaluated information assembled and provided by the Company’s management in reaching its determination.

Factors Considered

The board of directors took into account a number of factors, including the following material factors, which were provided to the board by the Company’s management, in support of its determination that the Transaction is fair to the unaffiliated holders of the Warrants:

•        The Offer price was individually negotiated with 12 of the largest holders of the Warrants on a wall-crossed basis between July 24, 2023 and July 27, 2023. (Wall-crossed basis means that these holders agreed to keep Company information confidential and not to trade in Company securities for a limited period of time while they were negotiating the price of the Offer. Once the Offer was announced publicly, the confidentiality/trading restrictions ceased to apply because these holders were cleansed of any material inside information they had been told.) As part of these negotiations, the Company initially gauged investor interest in a tender offer at $0.85 per Warrant but this price was not accepted by most of the Warrant holders with which negotiations were held or any of the largest holders. Eventually, as a result of further discussions, 9 holders who own 67% of the Public Warrants committed to tender their Warrants in the Offer at $0.95 per Warrant.

•        For Warrant holders who participate in the tender offer, the offer price of $0.95 per Warrant constitutes (1) a 42% premium over the last reported sale price of the Public Warrants on Nasdaq of $0.67 on July 27, 2023, the day before the Offer was launched, (2) a 61% premium over the 30-day volume weighted average price of the Public Warrants on Nasdaq before the Offer was launched ($0.59) and (3) a 64% premium over the 60-day volume weighted average price of the Public Warrants on Nasdaq before the Offer was launched ($0.58).

•        For Warrant holders who do not participate in the tender offer, the redemption price of $0.86 per Warrant constitutes (1) a 28% premium over the last reported sale price of the Public Warrants on Nasdaq of $0.67 on July 27, 2023, the day before the Offer was launched, (2) a 46% premium over the 30-day volume weighted average price of the Public Warrants on Nasdaq before the Offer was launched ($0.59),

(3) a 48% premium over the 60-day volume weighted average price of the Public Warrants on Nasdaq before the Offer was launched ($0.58) and (4) the theoretical value of a Warrant on July 27, 2023 calculated using the Black-Scholes pricing model (see below).

•        The theoretical value of a Warrant on July 27, 2023 using the Black-Scholes pricing model was $0.86 per Warrant, assuming a volatility of 30%, an interest rate of 6%, a dividend yield of 0%, the actual Warrant expiration date of March 17, 2025, and the actual Warrant exercise price of $11.50. The 30% volatility was consistent with the Company’s historical stock volatility over the last 6 to 12 months. The 6% interest rate assumption was tied to Bloomberg’s standard estimate for the Secured Overnight Financing Rate (SOFR). The 0% dividend assumption was based on the Company’s current $0.01 quarterly dividend (close to 0% of the Company’s stock price). The Black-Scholes pricing model is one of a number of valuation models that have been developed to estimate the value of warrants and other equity linked securities. The model is based on assumed levels of volatility, interest rates and dividend rates in the future, and therefore the estimated valuation that the Black-Scholes model produces depends on judgments or approximations about these future events. However, the Black-Scholes model and other similar models are intended to estimate the value of warrants and other equity-linked securities that are both freely transferable and held by a financial institution or similar entity that has the ability to enter into offsetting hedging transactions. Given the limited liquidity of our Warrants and Common Shares along with the nature of the holders of our Warrants, there is no guarantee that our Warrants have either of these characteristics nor is there a guarantee that our Common Shares are freely hedgeable and/or liquid.

•        The Offer is likely to be consummated and the Warrant Amendments are likely to be adopted, given the receipt of commitments prior to the launch of the Offer from Warrant holders representing approximately 67.3% of the outstanding Public Warrants and approximately 88.9% of the outstanding Private Warrants.

•        The Offer is open to all holders of Warrants. All holders of Warrants have the same opportunity to participate in the tender and receive the $0.95 Offer price.

•        There is a limited trading market for the Warrants — with limited liquidity and trading volume. The Offer provides all holders of the Warrants with an opportunity to obtain liquidity with respect to the Warrants without potential disruption to the Warrant market price, given the limited trading volume of the Warrants and the usual transaction costs associated with market sales, including brokerage fees and commissions.

In evaluating the fairness of the Transaction, the factors considered in particular were recent market prices of the Warrants, historical market prices of the Warrants, and the Black-Scholes value of the Warrants, as discussed in detail above. Going concern value and liquidation value were not utilized for purposes of evaluating the fairness of the Transaction — these are not metrics which investors utilize in pricing warrants generally or the Warrants specifically. The Company did not separately consider net book value of the Warrants as a metric, but the book value of the Warrants on the Company’s books is equal to their market price which was used as a metric. Purchase prices paid by the Company for the Warrants were not considered because the Company has not purchased its own Warrants since the consummation of the Company’s de-SPAC transaction in March 2020. Finally, the Company is not aware of any firm offers being made by any unaffiliated person during the past two years for (A) the merger or consolidation of the Company with or into another company, or vice versa; (B) the sale or other transfer of all or any substantial part of the assets of the Company; or (C) a purchase of the Company’s securities that would enable the holder to exercise control over the Company.

Fairness for Holders Who Tender or Who Do Not Tender

For unaffiliated Warrant holders who tender their Warrants in the Offer, the Transaction is fair because these holders will receive $0.95 per Warrant, which is a premium to the market price on the day of launch of the Offer ($0.67 per Warrant) and to the 30-day and 60-day volume weighted average price of the Warrants ($0.59 and $0.58, respectively). It is also a premium to the Black-Scholes value of the Warrants on the date prior to the launch of the Offer ($0.86 per Warrant). Given the illiquid market for the Warrants and the difficulty of finding buyers for large quantities of the Warrants, the Offer provides liquidity to the unaffiliated holders who might otherwise have difficulty selling their Warrants into the market with limited trading.

For unaffiliated Warrant holders who do not tender their Warrants in the Offer, the Transaction is fair because these holders will receive $0.86 per Warrant when their Warrants are redeemed, which is also a premium to the market price on the day of launch of the Offer and to the 30-day and 60-day volume weighted average price of the Warrants. It is also equal to the Black-Scholes value of the Warrants on the date prior to the launch of the Offer. Also, these holders would be receiving $0.86 per Warrant but could have elected to receive $0.95 per Warrant.

In approving the Transaction, based on analysis assembled and prepared by management, our board of directors weighed the costs and risks, including the transaction costs associated with the Transaction, the risks of not completing the Transaction, and the potential adverse impact of the Transaction on the trading market for untendered Warrants. Our board of directors determined that the benefits of the Transaction outweighed these costs and risks based on the factors described above.

Alternatives Considered

With respect to consideration of alternative transactions, the Company did consider conducting an exchange offer for the Warrants (or a combined offer of cash and stock) but decided not to pursue this alternative because it would take longer to complete than an all-cash tender offer. The exchange offer would take longer because it would require preparing and filing a Form F-4 with the SEC, which would be potentially subject to SEC review which could take a number of months. An exchange offer would also be more expensive for the Company because preparing the Form S-4 would be more expensive and would also require the Company’s auditor to deliver a comfort letter to the dealer manager which would entail substantial additional work and expense. The Company also understands that Warrant holders on average prefer receiving cash, and unlike many other companies with substantial warrants outstanding, the Company has sufficient cash reserves with which to pay for a cash tender offer. The determining factors in choosing a cash tender offer, rather than an exchange offer, were the ability to complete the transaction more quickly and the ability to complete the transaction with less expense.

Premium Price

Our board of directors, based on the recommendation of management, has approved an Offer which includes a premium to the market value of the Warrants as the board of directors believes the premium offer price will maximize participation in the Offer. Given our view that the Warrants are significantly dilutive to current common shareholder ownership interests, the advantages of maximizing the Offer participation are viewed to outweigh the higher costs of offering a premium to the market value of the Warrants.

No Third Party Opinions

We did not retain any independent representative or consultant to render a fairness opinion or to provide any fairness analysis in connection with the Transaction. Additionally, we did not obtain any appraisals or valuations in connection with the determination of the Offer consideration. We concluded that the Transaction is fair and in the best interests of the unaffiliated Warrant holders based on an analysis assembled and prepared by management and presented to the board of directors, in light of the factors described above. However, the Company did consult with BofA Securities with respect to the structure of the Transaction and pricing of the Offer and the Redemption. BofA Securities did not provide any opinions, valuations or appraisals with respect to the Transaction.

Weighing of Factors

In view of the wide variety of factors considered in connection with its evaluation of the Transaction, the Company has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Transaction. However, as stated above, key factors considered were the recent market price of the Warrants, historical market prices of the Warrants, and the Black-Scholes value of the Warrants on the day prior to the launch of the Offer.

Recusal by Insiders

Mr. Wasef Jabsheh, the Executive Chairman of our board of directors, who currently beneficially owns 4,000,000 Private Warrants, or approximately 23% of the outstanding Warrants, and Mr. Walid Jabsheh, our Chief Executive Officer, who does not own any Warrants, but has a familial relationship with Mr. Wasef Jabsheh, recused themselves from the vote approving the Transaction. Mr. Wasef Jabsheh informed the board of directors that he intended to participate in the Offer at whatever price was agreed with the Public Warrant holders. Each of our non-employee directors, who comprise a majority of our board of directors, has approved the Transaction.

No Warrantholder Approval

The Transaction does not require the approval of our Warrant holders; however, the Consent Solicitation (concurrently with the Offer, we are also soliciting the Consent Solicitation from holders of the Warrants to amend the Warrant Agreement to permit the Company to redeem each outstanding Warrant not tendered in the Offer for $0.86 in cash, which is 10% less than the Offer Purchase Price) requires the consent of holders of at least 65% of the outstanding Public Warrants to approve the Warrant Amendment. Despite the fact that the Transaction is not structured to require the approval of our Warrant holders, we believe that the Transaction is fair to the unaffiliated Warrant holders with respect to the price offered. We base these beliefs on the unanimous approval of the Transaction by all of our non-employee directors and on the following factors:

•        all Warrant holders are offered the same consideration per Warrant;

•        Warrant holders are offered a premium to the market price of the Warrants;

•        Warrant holders are provided with full disclosure of the terms and conditions of the Transaction; and

•        Warrant holders are afforded sufficient time to consider the Transaction.

All Warrant holders are being notified of the Transaction and the implications of the Transaction on their holdings, and all Warrant holders are afforded sufficient time to consider the Transaction. See “Special Factors — Section 4. Effects of the Transaction on the Market for the Public Warrants” for a detailed discussion of potential consequences that may result from remaining a holder of the Warrants.

3. BOARD PRESENTATION

Presentation

In connection with the Offer, BofA Securities, acting as dealer manager for the Offer, prepared a four-page presentation for consideration by the board of directors of the Company to assist it in evaluating various considerations involved in undertaking a tender offer for the Warrants (the “Presentation”). The Presentation does not constitute an opinion, valuation or appraisal with respect to the Warrants. The Presentation (i) summarized the transaction and timing rationale of the potential tender offer, (ii) presented technical trading data and a sensitivity analysis relating to the potential tender offer and (iii) set out an illustrative timeline for the potential tender offer.

The transaction rationale set out in the Presentation stated that (1) pursuing a tender offer now, rather than in the future when the Company’s stock price may increase, could be accretive to the Company; (2) having outstanding warrants following the completion of a de-SPAC business combination may contribute to creating a negative perception in the market associated with many companies that have engaged in a business combination by way of a merger with a special purpose acquisition company (SPAC); (3) the existence of outstanding warrants may create a cap on the company’s share price, such cap being equivalent to the exercise or redemption price of its warrants; (4) warrants may be seen as having undesirable accounting and valuation consequences because warrants represent marked-to-market derivative liabilities with non-cash changes in fair value recognized each quarter in net income; and (5) warrants may pose a valuation nuisance to stock analysts conducting a financial evaluation of the company, whereby warrants may often be improperly modeled and as a result disturb the overall valuation of the company.

The Presentation also stated that delaying the tender offer could create delays in access to the public equity markets for follow-on offerings and/or other secondary monetization transactions. It was also noted that warrant tender offers are generally less dilutive at lower share prices and become more dilutive and expensive as share prices increase. Finally, because other similarly situated companies with warrants as part of their capital structure may pursue warrant tender offers or exchange offers through the third and fourth quarters of 2023, it could be advantageous to the Company to launch its tender offer before other companies launch their own offers because this would ensure that the Company would be able to receive the attention (for purposes of negotiating a tender offer price) of investors who may own warrants in many different companies. Therefore, the board of directors considered that it could be advisable to launch the Offer without other tender offers being on the market to compete with the Offer.

The Presentation also provided illustrative trading data regarding the Company’s Warrants and Common Shares, derived from publicly available information. In particular, the Presentation showed that the Warrant bid price on the day prior to the launch of the Offer was $0.57, the 30-day volume weighted average bid price of the Warrants for the period prior to the launch of the Offer was $0.59 and the 60-day volume weighted average bid price of the Warrants for the period prior to the launch of the Offer was $0.58. The Presentation also showed that the ratio of the Company’s Warrant bid price to the price of its Common Shares was $0.066 based on the day prior to the launch of the Offer, $0.067 based on the 30-day VWAP and $0.067 based on the 60-day VWAP. These figures compared to an Offer price of $0.95 and an implied ratio of the Warrant bid price to the Common Share price of 0.110, a Warrant premium of 58.3% and a Company book value following the Offer of $9.55.

The Presentation did not comment on the Offer consideration or the fairness of the consideration to be offered to security holders or the fairness of the transaction to the Company, Warrant holders who are affiliates of the Company or Warrant holders who are not affiliates of the Company.

The Presentation was not based on instructions received from the Company and was not limited by any limitations imposed by the Company or any affiliate of the Company on the scope of investigation which BofA Securities could undertake — e.g., the Company did not instruct BofA Securities what information to include in its Presentation. However, apart from the Presentation, the Company provided instruction to BofA Securities regarding the price the Company was willing to pay for the Warrants and the Company instructed BofA Securities to liaise with the Warrant holders on behalf of the Company to gauge potential interest of such holders in participating in the Offer and the price at which it would be attractive to participate in the Offer.

BofA Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with tender offers. We selected BofA Securities to act as dealer manager in connection with the Offer on the basis of BofA Securities’ extensive experience in transactions similar to the Offer, its reputation in the investment community and its familiarity with the Company. BofA Securities in particular has extensive experience in advising companies with respect to exchange offers and tender offers for their warrants.

BofA Securities and its affiliates have performed brokerage services for the Company during the last two years, but BofA Securities has not otherwise had a material relationship with the Company during the past two years. Merrill Lynch has assisted the Company from July 2022 through June 2023 with its stock repurchase program and received less than $50,000 in brokerage commissions as compensation. Merrill Lynch has also assisted the company with debt and equity investments in its investment portfolio for which Merrill Lynch has received customary brokerage commissions. BofA Securities’ compensation in connection with the Offer is expected to be $1,250,000 in the aggregate, with (1) $625,000 payable upon closing of the Offer and (2) $625,000 to be paid up to two years in the future after the closing of the Offer, which would be netted against any fees earned by BofA Securities for merger and acquisition advisory, equity capital market advisory or underwriting services provided to the Company which the Company may pay to BofA Securities in the future. The Company has also agreed to reimburse the cost of BofA Securities’ legal counsel in an amount up to $200,000.

A copy of the Presentation has been filed with the SEC as an exhibit to the Schedule TO. BofA Securities agreed that the Company could discuss the Presentation in this filing and include the Presentation as an exhibit to this filing.

Other materials

In addition to the Presentation, BofA Securities prepared four powerpoints which were shared with management of the Company prior to the engagement of BofA Securities by the Company (the “Powerpoints”). The Powerpoints do not constitute an opinion, valuation or appraisal with respect to the Warrants and were not part of the materials that were used by the board of directors to approve the cash tender offer at its meeting on July 27, 2023. The Powerpoints were prepared in contemplation of a share exchange transaction which management ultimately chose not to pursue.

The Powerpoints outlined various alternatives the Company could consider with respect to its Warrants, including an open market repurchase of Warrants, an exchange of Warrants for stock, a cash tender offer, or waiting to redeem the Warrants if the stock price reaches $18 per share. The Powerpoints also included hypothetical deal timetables, an overview of the process for effecting a warrant exchange, and a list of the document responsibilities in a warrant exchange.

The Powerpoints indicated that the Company could consider paying for Warrants with stock, cash, or a combination of stock and cash. The Powerpoints indicated that an exchange of Warrants for stock could increase the Company’s public float and average daily trading volume (ADTV), might increase the amount of shares available for shareholders to borrow, and might enable warrant holders who hold Company shares to build their position, but conversely a share exchange could cost more than a cash tender, would require a Form S-4, increasing the legal cost, and would result in a higher pro forma number of shares outstanding at closing. The Powerpoints also indicated that offering a combination of stock and cash for the Warrants was the least common transaction and, compared to an exchange offer, would result in a smaller increase to public float, a smaller increase to trading volume, and a smaller number of shares available for public borrowing.

The Powerpoints included some illustrative assumptions in preliminarily indicating that without any Warrant transaction the Company could face significant dilution as a result of the issue of 17.25 additional shares upon exercise of the Warrants, whereas a hypothetical warrant exchange (or a hypothetical hybrid cash/share exchange) could result in less than 10% dilution. The Powerpoints indicated that the Company’s book value could increase more with a cash tender than with a share exchange. The Powerpoints also indicated that the book value per share dilution could be less than 10% in a share exchange and less than 5% in a cash tender.

Copies of the Powerpoints have been filed with the SEC as exhibits to the Schedule TO. BofA Securities agreed that the Company could discuss the Powerpoints in this filing and include the Powerpoints as exhibits to this filing.

4. EFFECTS OF THE TRANSACTION ON THE MARKET FOR THE PUBLIC WARRANTS

Our board of directors, including all of our non-employee directors, approved the Transaction. The board of directors, including all of our non-employee directors, after receiving analysis assembled and prepared by management, approved an Offer with an Offer price at a premium to the market price in order to provide the holders of the Warrants with an incentive to tender their Warrants in the Offer. Mr. Wasef Jabsheh and Mr. Walid Jabsheh did not participate in the determination of the Offer price.

Benefits and Detriments

The Company believes that the benefits of the Transaction to the Company are the following benefits of removing the Warrants from its capital structure: (1) buying back the Warrants will reduce the future dilution to shareholders of the Company as the total Common Shares outstanding will not potentially increase by the 17,250,000 shares underlying the Warrants, potentially making the Company a more attractive investment for new investors; (2) the existing Warrants would allow Warrant holders to purchase Company Common Shares at a price of $11.50, but the Company does not need to raise capital currently and, if it needed to sell Common Shares, would prefer to sell Common Shares at a price higher than $11.50; (3) the existence of outstanding warrants may create a cap on the company’s share price, such cap being equivalent to the exercise or redemption price of its warrants, and removing the warrants from the capital structure could therefore contribute to an increase in the Company’s stock price, which would attract more investors to the Company as an equity investment; (4) warrants may be seen as having undesirable accounting and valuation consequences because warrants represent marked-to-market derivative liabilities with non-cash changes in fair value recognized each quarter in net income; (5) warrants may pose a valuation nuisance to stock analysts conducting a financial evaluation of the company, whereby warrants may often be improperly modeled and as a result disturb the overall valuation of the company; (6) by removing the Warrants from the Company’s capital structure, the Company can eliminate the negative perception in the market of having engaged in a business combination with a special purpose acquisition company (SPAC); and (7) removing the Warrants from the capital structure could potentially make it easier for the Company to engage in mergers and acquisitions activity without the counterparty having to pay for the Warrants or otherwise spend resources in evaluating the Warrants.

The Company believes that the detriments of the Transaction to the Company are (1) if 100% of the Warrants participate in the Offer, the Transaction would cost the Company $16.4 million, which could therefore not be used for other beneficial purposes in the Company’s business (including investment as part of the Company’s investment portfolio), (2) effecting the Transaction will cost approximately $1.2 million in fees and expenses plus an additional $650,000 in deferred fees, (3) if 100% of the Warrants participate in the Offer, the Transaction would reduce the Company’s book value by approximately $8 million in the aggregate as of June 30, 2023 and (4) the Transaction requires the Company’s management and board of directors to devote substantial attention to the Transaction rather than to running the Company’s business.

The Company believes that the benefits of the Transaction to the unaffiliated holders of Warrants are (1) the unaffiliated holders receive a higher price in the Offer for their Warrants than they could obtain in the market for the Warrants at the time the Offer commenced, (2) the Company negotiated directly with 12 unaffiliated Warrant holders who were able to negotiate a price they were willing to accept, (3) the Offer provides the unaffiliated Warrant holders with liquidity for a security with limited trading volume and (4) tendering the Warrants for $0.95 in the Offer eliminates the risk that the Warrants will expire worthless when the Warrants would otherwise expire in March 2025.

The Company believes that the detriments of the Transaction to the unaffiliated holders of Warrants is that, by participating in the Offer, they are foregoing a potential future increase in the value of their Warrants if the Company’s share price increases substantially in the future or if the Company is purchased by another company for a substantial premium to the Company’s current share price.

The Company believes that the benefits and detriments of the Transaction to the single affiliate holder of the Company’s Warrants are the same as the benefits and detriments of the Transaction to the unaffiliated holders of the Company’s warrants. As the affiliate holder is a very large holder of Warrants (4 million Private Warrants), the Transaction in particular provides the affiliate holder with liquidity which would not otherwise be available for such a large holder (eg, it would not be possible to sell 4 million Warrants in the market in the absence of a formal tender offer). Conversely, as the affiliate holder is a very large holder of Warrants, such holder is foregoing potential appreciation in the value of the Warrants to the extent the stock price of the Company increases over time above $11.50 (the exercise price).

The Company believes that the benefits of the Transaction to Warrant holders who do not tender their Warrants in connection with the Offer is that, in connection with the Transaction as a result of the Redemption, such holders would receive a premium price compared to the recent and historical trading prices of the Warrants. In addition, for these holders of Warrants, receipt of $0.86 as a result of the Redemption eliminates the risk that the Warrants will expire worthless when the Warrants would otherwise expire in March 2025.

The Company believes that the detriments of the Transaction to Warrant holders who do not tender their Warrants in connection with the Offer is that such holders will receive $0.86 per Warrant upon the redemption of their Warrants rather than the $0.95 per Warrant being offered in the Offer, even if such Warrant holder did not vote in favor of the Warrant Amendments. Also, while the Company has indicated that it intends to redeem all of the untendered Warrants immediately upon consummation of the Offer, if the Company for any reason did not redeem the Warrants immediately upon consummation of the Offer, the market for the Warrants would be less liquid and have less volume than it did before the Offer was commenced, which would negatively effect the trading price of the Warrants and make it more difficult to sell Warrants in the market.

Warrant Amendment and Redemption

The Public Warrants are currently traded on Nasdaq. Pursuant to the terms of the Offer and Consent Solicitation, if we obtain the approval of the Warrant Amendment by holders of at least 65% of the Public Warrants, which we expect to occur given that holders of more than 65% of the Public Warrants have agreed to tender their consents to the Warrant Amendment, we intend to redeem the remaining Warrants untendered in the Offer, including any and all untendered Public Warrants and any and all untendered Private Warrants, immediately upon consummation of the Offer. We would issue a notice of redemption on the date of consummation of the Offer and the redemption would occur 15 days afterward (in accordance with the terms of the Warrant Amendment). When we redeem the remaining Public Warrants and Private Warrants which are untendered in the Offer, the Nasdaq listing of the Public Warrants will be terminated and we would seek to terminate the registration of the Warrants pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act. However, whether or not the Offer is consummated, the Company’s Common Shares will remain listed on Nasdaq and registered with the SEC pursuant to Section 12(b) of the Exchange Act and we will remain an SEC registrant.

As of the launch date of the Offer, we entered into the Tender and Support Agreement with parties representing approximately 67.3% of the outstanding Public Warrants who agreed to tender their Public Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. Accordingly, because the holders of more than 65% of our outstanding Public Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted and we will have the right to exercise redemption of the Public Warrants not tendered in the Offer. If the Warrant Amendment is adopted, which we expect to occur given that holders of more than 65% of the Public Warrants have agreed to tender their consents to the Warrant Amendment, we intend to redeem all untendered Warrants immediately upon the consummation of the Offer. See “Forward-Looking Statements; Risk Factors — The Warrant Amendment, if approved by the requisite holders of the Public Warrants, will allow us to redeem all outstanding Public Warrants and Private Warrants, as applicable, at a price that is 10% lower than the Offer Purchase Price”, “Forward-Looking Statements; Risk Factors — There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position,” and “Forward-Looking Statements; Risk Factors — The liquidity of the Warrants that are not tendered will be reduced”.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER A WARRANT HOLDER SHOULD TENDER ANY WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

5. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o International General Insurance Holdings Ltd., 74 Abdel Hamid Sharaf Street, P.O. Box 941428, Amman 11194, Jordan, and the telephone number for each such person is +962 6 562 2009.

Name	Position
Wasef Salim Jabsheh	Executive Chairman of the board of directors of the Company
Walid Wasef Jabsheh	Chief Executive Officer and Director
David Anthony	Director
Michael T. Gray	Director
David King	Director
Wanda Mwaura	Director
Andrew J. Poole	Director
Hatem Wasef Jabsheh	Chief Operating Officer
Pervez Rizvi	Chief Financial Officer
Andreas Loucaides	Chief Executive Officer, IGI UK

As of July 27, 2023, 12,750,000 Public Warrants and 4,500,000 Private Warrants were outstanding.

To our knowledge, with the exception of 4,000,000 Private Warrants held by W. Jabsheh Investment Co. Ltd., which is 100% controlled by Wasef Salim Jabsheh, Executive Chairman of the board of directors of the Company, none of our directors or executive officers beneficially own Warrants. W. Jabsheh Investment Co. Ltd. Has agreed to tender its Private Warrants in the Offer and consent to the Warrant Amendment. The Company does not beneficially own any Warrants.

Except as set forth below, we have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions involving the Warrants during the 60-day period prior to the date of this Offer Letter.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER MAKES ANY RECOMMENDATION AS TO WHETHER ANY HOLDER SHOULD TENDER ANY WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

The following table sets forth information regarding the beneficial ownership of our Common Shares by:

•        each person known by us to be the beneficial owner of more than 5% of our issued and outstanding Common Shares;

•        each of our executive officers and directors; and

•        all our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of Common Shares beneficially owned by a person and the percentage ownership, we deemed outstanding Common Shares subject to warrants held by that person that are currently exercisable or exercisable within 60 days. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The percentage ownership of our Common Shares is based on 46,635,100 Common Shares issued and outstanding as of June 16, 2023.

Beneficial Ownership Table

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Issued and Outstanding Common Shares(1)
Directors and Executive Officers
Wasef Salim Jabsheh(2)	18,373,211	36.3%
Walid Wasef Jabsheh(3)	500,548	*
Hatem Wasef Jabsheh(4)	367,856	*
Pervez Rizvi(5)	75,000	*
Andreas Loucaides(6)	80,000	*
Michael T. Gray(7)	2,585,886	5.5%
Andrew J. Poole(8)	587,017	1.3%
David Anthony	*	*
David King	*	*
Wanda Mwaura	*	*
All directors and executive officers as a group (ten individuals)(9)	22,569,518	44.6%
Five Percent or Greater Shareholders
Oman International Development & Investment Company SAOG(10)	9,575,138	20.5%
Royce & Associates, LP(11)	3,390,532	7.3%
Church Mutual Insurance Company(12)	3,300,000	7.1%
Weiss Multi-Strategy Advisers LLC(13)	3,241,571	7.0%
Argo Re Limited(14)	1,928,506	4.1%

____________

*        Less than 1%

(1)      Based on 46,635,100 Common Shares of the Company issued and outstanding as of June 16, 2023.

(2)      Wasef Salim Jabsheh’s 18,373,211 Common Shares beneficially owned include 14,373,211 Common Shares and 4,000,000 Private Warrants, which as of the date of this Offer Letter comprised approximately 89% of all outstanding Private Warrants and approximately 23% of all outstanding Warrants. Mr. Jabsheh’s 14,373,211 Common Shares beneficially owned include 600,000 contingent unvested Common Shares that vest at $11.50 per share, 400,000 contingent unvested Common Shares that vest at $12.75 per share and 131,148 contingent unvested Common Shares that vest at $15.25 per share. Mr. Jabsheh has the right to vote and receive dividends with respect to these contingent unvested Common Shares. His shares also include 273,457 restricted shares for which he has the right to vote, of which 44,064 shares vest on January 2, 2024, 49,792 shares vest on January 2, 2024, 43,269 shares vest on January 2, 2024, 49,793 shares vest on January 2, 2025, 43,269 shares vest on January 2, 2025 and 43,270 shares vest on January 2, 2026. Mr. Jabsheh’s 4,000,000 Private Warrants entitle him to purchase 4,000,000 Common Shares at a price of $11.50 per share. 18,242,403 of Mr. Jabsheh’s shares are directly owned by W. Jabsheh Investment Co. Ltd. Mr. Jabsheh is the sole director of W. Jabsheh Investment Co. Ltd. and may be deemed the beneficial owner of all securities owned by W. Jabsheh Investment Co. Ltd. 130,808 of Mr. Jabsheh’s shares are owned by Mr. Jabsheh directly. Wasef Jabsheh’s ownership does not include 1,141,529 Common Shares beneficially owned by his adult children, as Mr. Jabsheh does not have the right to vote or dispose of such Common Shares and thus does not have beneficial ownership of such Common Shares. Mr. Jabsheh is the Executive Chairman of the board of directors of the Company.

(3)      Walid Wasef Jabsheh’s ownership includes 82,455 Common Shares owned by his wife Zeina Salem Al Lozi, for which Common Shares he disclaims beneficial ownership, and 111,667 unvested restricted shares, with respect to which he has voting rights. Mr. Jabsheh’s ownership does not include 640,981 Common Shares beneficially owned by his brothers or 18,373,211 Common Shares beneficially owned by his father, as Mr. Jabsheh does not have the right to vote or dispose of such Common Shares and thus does not have beneficial ownership of such Common Shares. Mr. Jabsheh is currently the Chief Executive Officer of the Company and is the son of Wasef Jabsheh.

(4)      Hatem Wasef Jabsheh’s ownership includes 25,879 Common Shares owned by his wife Sarah Ann Bystrzycki, for which Common Shares he disclaims beneficial ownership, and 73,333 unvested restricted shares, with respect to which he has voting rights. Mr. Jabsheh’s ownership does not include 773,673 Common Shares beneficially owned by his brothers or 18,373,211 Common Shares beneficially owned by his father, as Mr. Jabsheh does not have the right to vote or dispose of such Common Shares and thus does not have beneficial ownership of such Common Shares. Mr. Jabsheh is currently the Chief Operating Officer of the Company and is the son of Wasef Jabsheh.

(5)      Includes 43,333 unvested restricted shares, with respect to which he has voting rights.

(6)      Includes 51,667 unvested restricted shares, with respect to which he has voting rights.

(7)      Michael T. Gray’s beneficial ownership of 2,585,886 Common Shares includes (i) 1,280,574 Common Shares owned by the Gray Insurance Company, of which Michael T. Gray is President, including 256,997 contingent unvested Common Shares that vest at $11.50, (ii) 1,054,392 contingent unvested Common Shares owned by Mr. Gray, including 263,499 Common Shares that vest at $11.50 per share, 122,032 Common Shares that vest at $12.75 per share, 417,396 Common Shares that vest at $14.00 per share and 251,465 Common Shares that vest at $15.25 per share, with respect to which Mr. Gray has the right to vote and receive dividends and (iii) 105,741 unvested Common Shares owned by his wife Linda Gray, for which shares he disclaims beneficial ownership, including 20,293 Common Shares that vest at $11.50 per share, 13,184 Common Shares that vest at $12.75 per share, 45,096 Common Shares that vest at $14.00 per share and 27,168 Common Shares that vest at $15.25 per share. Mr. Gray’s ownership does not include 100,000 Common Shares owned by his adult son Joe Skuba. The business address of each of The Gray Insurance Company and Michael T. Gray is 3601 N Interstate 10 Service Rd W, Metairie, LA 70002. Mr. Gray was previously the Chairman and Chief Executive Officer of Tiberius prior to the consummation of the business combination between the Company and Tiberius and is currently a director of the Company.

(8)      The 587,017 Common Shares beneficially owned by Mr. Poole include 270,644 contingent unvested Common Shares, including 185,196 Common Shares that vest at $11.50 per share, 13,184 Common Shares that vest at $12.75 per share, 45,096 Common Shares that vest at $14.00 per share and 27,168 Common Shares that vest at $15.25 per share. Mr. Poole has the right to vote and receive dividends with respect to these contingent unvested Common Shares. Mr. Poole’s ownership also includes 230,000 Common Shares owned by his son Torin Perry Poole, including 78,807 contingent unvested Common Shares that vest at $11.50, for which Common Shares he disclaims beneficial ownership. The business address of Andrew Poole is 3601 N Interstate 10 Service Rd W, Metairie, LA 70002. Mr. Poole was previously the Chief Investment Officer of Tiberius prior to the consummation of the business combination between the Company and Tiberius and is currently a director of the Company.

(9)      As of the date of this Offer Letter, other than Wasef Jabsheh, no director or executive officer of the Company beneficially owns any Warrants.

(10)    Based on a Schedule 13D/A filed with the SEC on March 2, 2023, the business address of Ominvest is Madinat Al Erfaan, Muscat Hills, Block No. 9993, Building No. 95, Seventh Floor, Sultanate of Oman.

(11)    According to a Schedule 13G filed with the SEC on January 31, 2023, Royce & Associates, LP beneficially owned 3,390,532 Common Shares of the Company as of December 31, 2022. Royce & Associates, LP’s shares are beneficially owned by one or more registered investment companies or other managed accounts that are investment management clients of Royce & Associates, LP. The interest of one account, Royce Small-Cap Total Return Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LP, amounted to 2,747,997 Common Shares.

(12)    The business address of Church Mutual Insurance Company is 3000 Schuster Lane, Merrill, WI 54452.

(13)    According to a Schedule 13G/A filed with the SEC on February 14, 2023, Weiss Multi-Strategy Advisers LLC held shared voting and dispositive power with George A. Weiss with regard to securities of the Company. Such securities are owned by advisory clients of Weiss Multi-Strategy Advisers LLC, and George Weiss is the managing member of Weiss Multi-Strategy

Advisers LLC. Weiss Multi-Strategy Advisers LLC and Mr. Weiss each disclaim beneficial ownership of the Common Shares, except to the extent of their pecuniary interest therein. The business address of each of Weiss Multi-Strategy Advisors LLC and Mr. Weiss is 320 Park Avenue, 20th Floor, New York, NY 10020.

(14)    According to a Schedule 13G/A filed with the SEC on August 2, 2023, Argo beneficially owned 1,428,506 Common Shares of the Company and 500,000 Private Warrants. Argo’s 1,928,506 shares beneficially owned include 39,200 contingent unvested Common Shares that vest at $12.75 per share. Argo Re Ltd. has the right to vote and receive dividends with respect to these contingent unvested Common Shares. Argo’s 500,000 Private Warrants entitle Argo to purchase 500,000 Common Shares at a price of $11.50 per share. Argo Re Ltd. is a wholly owned subsidiary of Argo Group International Holdings, Ltd. The business address of Argo Group International Holdings, Ltd. is 110 Pitts Bay Road, Pembroke HM 08, Bermuda. The business address of Argo Re Ltd. is 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

6. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary under present law of United States federal income tax considerations generally applicable to U.S. Holders of (i) the exchange of Warrants for cash pursuant to the Offer, and (ii) the adoption of the Warrant Amendment if it is approved. This discussion is not a complete description of all tax considerations that may be relevant to a U.S. Holder and is not a substitute for tax advice. This discussion is limited to U.S. Holders, addresses only those Warrant holders that hold their Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as: insurance companies, real estate investment trusts or regulated investment companies, persons who hold or receive our Common Shares as compensation, holders owning directly, indirectly or constructively 5% or more of the Company’s shares, individual retirement and other tax-deferred accounts, persons whose functional currency is not the U.S. dollar, financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons holding our Warrants as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and persons subject to the alternative minimum tax or required to include items of income no later than when such items are included in an applicable financial statement.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our securities that is: a citizen or individual resident of the United States, a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, an estate whose income is subject to U.S. federal income taxation regardless of its source, or any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes holds Warrants the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Warrants and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the exchange of Warrants for cash pursuant to the Offer and/or adoption of the Warrant Amendment.

This discussion is based upon the Code, applicable U.S. treasury regulations, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to the income tax, are not addressed.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE ADOPTION OF THE WARRANT AMENDMENT TO U.S. HOLDERS OF WARRANTS. EACH HOLDER OF WARRANTS IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER AND THE ADOPTION OF THE WARRANT AMENDMENT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Passive Foreign Investment Company (“PFIC”) Rules

Although not free from doubt, the Company does not believe it is likely to be classified as a PFIC for the current taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

at least 75% of its gross income for such taxable year is passive income; or

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

For purposes of the PFIC rules, a corporation is treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock (the “Look-Through Rule”). Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), passive assets generally include assets held for the production of such income, and gains from the disposition of passive assets are generally all included in passive income.

Special rules apply, however, in determining whether the income of an insurance company is passive income for purposes of these rules. Specifically, income derived in the active conduct of an insurance business by a “qualified insurance corporation” (a “QIC”) is excluded from the definition of passive income, even though that income would otherwise be considered passive (the “Insurance Company Exception”). Pursuant to the Insurance Company Exception, (a) passive income does not include income that a QIC derives in the active conduct of an insurance business or income of a look-through subsidiary, and (b) passive assets do not include assets of a QIC available to satisfy liabilities of the QIC related to its insurance business, if the QIC is engaged in the active conduct of an insurance business, or assets of a look-through subsidiary.

Under certain proposed regulations, a QIC is in the “active conduct” of an insurance business only if it satisfies either a “factual requirements” test or an “active conduct percentage” test. The factual requirements test requires that the officers and employees of the QIC carry out substantial managerial and operational activities on a regular and continuous basis with respect to its core functions and that they perform virtually all of the active decision-making functions including those relevant to underwriting functions. The active conduct percentage test generally requires that (i) the total costs incurred by the QIC with respect to its officers and employees for services rendered with respect to its core functions (other than investment activities) equal or exceed 50 percent of total costs incurred by the QIC with respect to its officers and employees and any other person or entities for services rendered with respect to its core functions (other than investment activities) and (ii) to the extent the QIC outsources any part of its core functions to unrelated entities, officers and employees of the QIC with experience and relevant expertise must select and supervise the person that performs the outsourced functions, establish objectives for performance of the outsourced functions and prescribe rigorous guidelines relating to the outsourced functions which are routinely evaluated and updated. Under certain exceptions, however, a QIC (a) that has no or only a nominal number of employees, or (b) that is a vehicle that (x) has the effect of securitizing or collateralizing insurance risks underwritten by other insurance or reinsurance companies or (y) is an insurance linked securities fund that invests in securitization vehicles, is deemed not engaged in the active conduct of an insurance business. A QIC’s officers and employees include those of certain affiliates for these purposes. Applicable regulations contain guidance on the application of the Look-Through Rule which allows a portion of assets and income of certain look-through subsidiaries of a QIC to be treated as active.

Based on the Company and its subsidiaries’ gross assets, claims and claim adjustment expenses, reserves of certain of its subsidiaries and local regulatory requirements relating to such reserves, and the manner in which its subsidiaries conducts and expects to continue to conduct its business, the Company expects a sufficient amount of its income and assets to either be treated as active income or assets of a QIC or be treated as active income or assets of a QIC under the Look-Through Rule such that it will not be classified as a PFIC.

Thus, although not free from doubt, the Company does not believe it is likely to be treated as a PFIC for the current year and does not believe it is likely to be so treated in foreseeable future years. Whether the Company is a PFIC is a factual determination made annually, and the Company’s status could change depending upon, among other things, the manner in which the Company and its subsidiaries conduct their business. Accordingly, no assurance can be given that the Company will not be a PFIC in the current taxable year.

In addition, changes in law can adversely affect the Company and its subsidiaries’ abilities to qualify for the Insurance Company Exception, modify the Look-Through Rule as applied for that exception, or otherwise cause the Company to qualify as a PFIC, possibly with retroactive effect. In particular, the U.S. Treasury has proposed regulations regarding the Insurance Company Exception. We cannot provide any assurance that such proposed regulations, when finalized, will not cause the Company to be treated as a PFIC. Further, the IRS may issue guidance that causes us to fail to qualify for the Insurance Company Exception on a prospective or retroactive basis.

If the Company is or was a PFIC for any year during which a U.S. Holder owned the Company’s shares or warrants, it will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder owns either the Company’s shares or Warrants.

If the Company is a PFIC for any taxable year(s) during which a U.S. Holder held our shares or warrants, such U.S. Holder will be subject to special tax rules with respect to gain you realize from a sale or other disposition (including a pledge) of the Warrants. Under these special tax rules:

the gain will be allocated ratably over the U.S. Holder’s holding period for the Warrants;

the amount allocated to the U.S. Holder’s current taxable year, and any amount allocated to any of its taxable year(s) prior to the first taxable year in which the Company was a PFIC, will be treated as ordinary income, and the amount allocated to each other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Warrants cannot be treated as capital, even if you hold the Warrants.

U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to their investment in Warrants. The remainder of this discussion assumes that the Company will not be a PFIC in the current year and has not been in any year during a U.S. Holder’s holding period.

Exchange of Warrants for Cash Pursuant to the Offer

The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. Subject to the discussion in “— Passive Foreign Investment Company (“PFIC”) Rules” above, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Warrants. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Warrants exceeds one year. A U.S. Holder must calculate gain or loss separately for each block of Warrants exchanged pursuant to the Offer (generally, Warrants acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deduction of capital losses is subject to limitations. Any gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of Warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. Holder.

Warrant Amendment

The U.S. federal income tax consequences of the Warrant Amendment are not free from doubt. If the Warrant Amendment is approved all Warrants that are not exchanged for cash pursuant to the Offer may be treated as having been exchanged for “new” Warrants pursuant to the Warrant Amendment. The Company believes any such deemed exchange should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. If this treatment prevails, (i) U.S. Holders will generally not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) U.S. Holders’ aggregate tax basis in the “new” Warrants deemed to be received will generally equal the aggregate tax basis in its existing Warrants deemed surrendered, and (iii) U.S. Holder’s holding period for the “new” Warrants deemed to be received will generally include its holding period for the Warrants deemed surrendered. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

If a deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment is not treated as a recapitalization for purposes of Section 368(a)(1)(E) of the Code and is instead treated as a taxable exchange, U.S. Holders will generally recognize gain or loss on the deemed exchange of Warrants in an amount equal to the difference between their tax basis in the Warrants and the fair market value of the Warrants on the day the Warrant Amendment becomes effective, with consequences generally similar to those discussed above in the manner described above under “U.S. Holders-Exchange of Warrants for Cash Pursuant to the Offer.”

Alternatively, because the Company intends to redeem any Warrants which remain outstanding after the Offer, the approval of the Warrant Amendment may be treated as an exchange of Warrants for an amount of cash equal to the Redemption Price, with consequences generally similar to those discussed above in the manner described above under “U.S. Holders-Exchange of Warrants for Cash Pursuant to the Offer.”

If the Warrant Amendment is not approved, U.S. Holders who do not tender any of their Warrants pursuant to the Offer will generally not recognize any gain or loss for U.S. federal income tax purposes solely as a result of the consummation of the Offer.

Backup Withholding and Information Reporting

Proceeds from the sale of Warrants may be reported to the IRS unless the holder is a corporation or otherwise establishes a basis for exemption. Backup withholding may apply to reportable payments unless the holder makes the required certification, including providing its taxpayer identification number or otherwise establishes a basis for exemption. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Certain non-corporate U.S. Holders are also required to report information to the IRS relating to an interest in “specified foreign financial assets,” including warrants issued by a non-U.S. corporation. These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so. U.S. Holders should consult their advisors regarding any other information reporting requirements which may be applicable to them.

THE OFFER AND CONSENT SOLICITATION

Risks of Participating in the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 11 below. Holders of the Warrants should carefully consider these risks and are urged to speak with their financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety.

1. GENERAL TERMS

The Offer is to permit holders of Public Warrants that were publicly issued in connection with the Tiberius IPO and holders of Private Warrants that were privately issued in connection with the Tiberius IPO to tender any and all outstanding Warrants for a purchase price of $0.95 in cash, without interest, for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects. Holders may also exercise their Warrants during the Offer Period in accordance with the terms of the Warrants.

You may tender some or all of your Warrants on these terms. The Offer relates to the Public Warrants that were publicly issued in connection with the Tiberius IPO, which trade on Nasdaq under the symbol “IGICW” and to the Private Warrants that were privately issued in connection with the Tiberius IPO pursuant to an exemption from registration under the Securities Act. Any and all outstanding Warrants are eligible to be tendered pursuant to the Offer. As of July 27, 2023, there were 12,750,000 Public Warrants outstanding and 4,500,000 Private Warrants outstanding.

If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

As part of the Offer, we are also soliciting from holders of the Public Warrants their consent to the Warrant Amendment. If approved, the Warrant Amendment would permit the Company to redeem each Public Warrant and Private Warrant that is outstanding upon the closing of the Offer for $0.86 in cash, without interest, which is 10% less than the Offer Purchase Price. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment. If the Warrant Amendment is approved, which we expect to occur given that holders of more than 65% of the Public Warrants have agreed to tender their consents to the Warrant Amendment, we intend to issue a notice of redemption to redeem all remaining outstanding Warrants immediately upon consummation of the Offer. The redemption would occur 15 days after issuing the notice of redemption.

A holder who tenders Warrants in the Offer will automatically be deemed, without any further action, to have given his, her or its consent to approval of the Warrant Amendment (effective upon our acceptance of the Warrants tendered). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Warrants in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

A. Period of Offer

The Offer will only be open for a period beginning on July 28, 2023 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B. Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. The Offer is not conditioned on any minimum number of Warrants being tendered.

HOLDERS MAY ALSO EXERCISE THEIR WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANTS.

C. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND THE CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER A HOLDER SHOULD TENDER WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

D. Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer.

2. PROCEDURE FOR TENDERING WARRANTS

A. Proper Tender of Warrants

To validly tender Warrants pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal and Consent or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date or (ii) the ATOP procedures for book-entry transfer described below must be complied with prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal and Consent, the tendering Warrant holder must set forth: (i) his, her or its name and address; (ii) the number of Warrants tendered; and (iii) the number of the Warrant certificate(s) representing such Warrants.

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal and Consent, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer and Consent Solicitation.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CONSENT AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND, THEREFORE, WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY.    The Depositary will establish an account for the Warrants at DTC for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Delivery of the Letter of Transmittal and Consent or Agent’s Message (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that the Company may enforce such agreement against the participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry transfer of Warrants into the Depositary’s account at DTC.

WARRANTS HELD IN STREET NAME.    If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Depositary by the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal and Consent or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Payment of the Offer Purchase Price upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY.    If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants, if all of the following conditions are met:

(a)     the tender is made by or through an Eligible Institution (as defined in the Letter of Transmittal and Consent);

(b)    the Depositary receives by hand, mail or overnight courier, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(c)     the Depositary receives, within two (2) Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1)    the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above; and

(2)    a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and Consent.

In any event, the payment of the Offer Purchase Price for Warrants tendered and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of such Warrants, properly completed and duly executed Letters of Transmittal and Consent and any other required documents.

Warrants tendered by Notice of Guaranteed Delivery will be excluded from the determination of whether at least 65% of the Public Warrants (which is the minimum number required to amend the Warrant Agreement) have been tendered in the Offer and Consent Solicitation, unless such Public Warrants and other required documents are received by the Depositary by the Expiration Date.

B. Conditions of the Offer

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Exchange Act if:

(a)     there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

(b)    any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

(c)     in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties; provided, that any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above are not satisfied prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer. We will amend this Offer Letter to report material changes, such as if a material condition to the Offer is waived, as required by Rule 13e-4(c)(3) under the Exchange Act.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.

C. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

D. Tender Constitutes an Agreement

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of our Warrants is unknown and cannot be predicted with certainty; (iv) such Warrant holder has read this Offer Letter; (v) such Warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of the Offer Purchase Price are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and us upon the terms and subject to certain conditions of the Offer, including the consent to the Warrant Amendment.

E. Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal and Consent by a person residing in or tendering Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal and Consent need not be guaranteed if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrant(s) tendered therewith; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1, 3 and 4 of the Letter of Transmittal and Consent.

3. WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering holder). Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through DTC’s ATOP procedures by (i) withdrawing its acceptance, or (ii) delivering to the Depositary by mail or hand delivery, a notice of withdrawal of such instruction. Holders of Warrants submitting a tender via DTC’s ATOP procedures are deemed to consent to the Warrant Amendment. The valid revocation of a consent will constitute the concurrent valid withdrawal of the tendered Warrants as to which consent was delivered. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the holder and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4. ACCEPTANCE OF WARRANTS AND PAYMENT OF OFFER PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, we will purchase Warrants validly tendered as of the Expiration Date for a purchase price of $0.95 per Warrant. The Offer Purchase Price to be paid will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for purchase pursuant to the Offer after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and Consent.

Under no circumstances will we pay interest on the Offer Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Warrants in the Offer.

We urge holders of Warrants who hold Warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Warrants through their nominee and not directly to the Depositary.

5. PRICE RANGE OF PUBLIC WARRANTS

Our Public Warrants are listed on Nasdaq under the symbol “IGICW.” On August 29, 2023, the last reported sale price for the Public Warrants was $0.96. The following table sets forth the high and low sales prices for the Public Warrants for the periods shown:

	Public Warrants
	High	Low
	$	$
Fiscal 2021
First Quarter	1.00	0.60
Second Quarter	2.00	0.60
Third Quarter	1.00	0.52
Fourth Quarter	0.99	0.54
Fiscal 2022
First Quarter	0.81	0.31
Second Quarter	0.75	0.40
Third Quarter	0.68	0.36
Fourth Quarter	0.74	0.40
Fiscal 2023
First Quarter	0.67	0.48
Second Quarter	0.70	0.42
Third Quarter(1)	0.96	0.52

____________

(1)      through August 29, 2023

The Company recommends that holders consider current market quotations for the Public Warrants, among other factors, before deciding whether or not to tender their Warrants.

6. SOURCE AND AMOUNT OF FUNDS; FEES AND EXPENSES

Assuming 100% participation in the Offer, we will need approximately $16.4 million to purchase all of the outstanding Warrants at the purchase price of $0.95 per Warrant. We estimate that the total amount of cash required to complete the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the Offer and Consent Solicitation will be approximately $1.8 million, all of which will be funded by us from our existing and available cash reserves. No alternative plan exists to finance the purchase of the tendered Warrants.

The estimated costs and expenses to be paid by us in connection with the offer are as follows:

Legal fees	$450,000
Filing fees	$1,800
Tender/Information Agent/Printing and Mailing expense	$40,000
Dealer Manager fees	$625,000
Dealer Manager deferred fees	$625,000
Advertisement fees	$75,000
Miscellaneous	$5,000
Total	$1,821,800

7. INFORMATION CONCERNING INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.

International General Insurance Holdings Ltd. was incorporated on October 28, 2019 under the laws of Bermuda as an exempted company solely for the purpose of effectuating the Business Combination (as defined below), which was consummated on March 17, 2020, at which time we became a public company. Prior to the Business Combination, the Company owned no material assets and did not operate any business. On October 10, 2019, International General Insurance Holdings Ltd., a Dubai company (“IGI Dubai”), entered into a Business Combination Agreement (as amended, the “Business Combination Agreement”) with Tiberius Acquisition Corporation, a Delaware corporation (“Tiberius”), Lagniappe Ventures LLC, a Delaware limited liability company (the “Sponsor”), Wasef Jabsheh and, pursuant to a joinder thereto, the Company and Tiberius Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Business Combination Agreement, among other matters, on March 17, 2020, (i) Merger Sub merged with and into Tiberius, with Tiberius surviving the merger and each of the former security holders of Tiberius receiving securities of the Company (the “Merger”) and (ii) all of the outstanding share capital of IGI Dubai was exchanged for a combination of Common Shares of the Company and cash consideration (the “Share Exchange” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In accordance with the terms and conditions of the Business Combination Agreement, each of Tiberius and IGI Dubai became a subsidiary of the Company, and the Company became a new public company owned by the prior stockholders of Tiberius and the prior shareholders of IGI Dubai. Upon consummation of the Business Combination pursuant to the terms of the Business Combination Agreement, the Company assumed the Public Warrants and Private Warrants previously issued by Tiberius, and the Company’s Common Shares and Warrants to purchase Common Shares became listed on Nasdaq.

We are a highly rated global provider of specialty insurance and reinsurance solutions in over 200 countries and territories. We underwrite a diversified portfolio of specialty risks including energy, property, construction and engineering, ports and terminals, general aviation, political violence, professional lines, financial institutions, marine, contingency and treaty reinsurance. Our size affords us the ability to be nimble and seek out profitable niches that can generate attractive underwriting results. Founded in 2001, we and our predecessors have prudently grown our business with a focus on underwriting profitability. Our primary underwriting subsidiary, International General Insurance Co. Ltd. (“IGI Bermuda”), is a class 3B insurance and reinsurance company regulated by the Bermuda Monetary Authority (“BMA”). IGI Bermuda’s subsidiary, International General Insurance Company (UK) Limited (“IGI UK”), underwrites UK and international domiciled business and risks that are predominantly sourced through London brokers and is regulated by the Prudential Regulation Authority (“PRA”) and the Financial Conduct Authority (“FCA”). We underwrite insurance in the EU through our Malta subsidiary, International General Insurance Company (Europe) S.E. (“IGI Europe”), which is regulated by the Malta Financial Services Authority (“MFSA”). We maintain our centralized operational functions in Amman, Jordan, complemented by offices in London and Dubai and our Asia Pacific hub in Kuala Lumpur, Malaysia. We are licensed as a Tier 2 reinsurer in Labuan, Malaysia and have a representative office in Casablanca, Morocco. We also operate in Norway through our Norway-based managing general agency Energy Insurance Oslo AS.

Our book value per share as of June 30, 2023 was $10.91 and as of December 31, 2022 was $9.49.

We incorporate herein by reference (i) the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 6, 2023; (ii) Form 6-Ks filed on May 16, 2023, June 26, 2023, June 30, 2023, August 10, 2023 and August 15, 2023; and (iii) the Company’s audited financial statements and notes and related schedules included in the Company’s Form 20-F for the year ended December 31, 2022, originally filed with the SEC on April 6, 2023 (see page F-1 and the following pages).

Our principal executive office is located at 74 Abdel Hamid Sharaf Street, P.O. Box 941428, Amman 11194, Jordan, and our telephone number is +962 6 562 2009.

8. PLANS, PROPOSALS OR NEGOTIATIONS

Except for the Sixth Amended and Restated Offer to Purchase, Consent Solicitation and Redemption, and other than the negotiations with 12 Public Warrant Holders described under “Special Factors — 2. Fairness of the Transaction (Offer, Warrant Amendment and Redemption”), there are no present plans, proposals or negotiations by the Company that relate to or would result in:

•        any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•        a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•        any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•        any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•        any other material change in the Company’s corporate structure or business;

•        any class of equity security of the Company being delisted from a national securities exchange;

•        any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•        the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•        the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or

•        changes in the Company’s Certificate of Incorporation or Bye-laws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

9. TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as described herein, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Tender and Support Agreement

Each of AQR Absolute Return Master Account, L.P., AQR Funds — AQR Diversified Arbitrage Fund, Brookdale Global Opportunity Fund, Brookdale International Partners, L.P., Context Partners Master Fund, L.P., D.E. Shaw Valence Portfolios, L.L.C., Long Focus Capital Master, LTD., Shay Capital LLC, Skaana Management, LP, Walleye Manager Opportunities LLC and 683 Capital Partners, LP (together, the “Supporting Warrant Holders”), who collectively represent approximately 67.3% of the outstanding Public Warrants, have agreed pursuant to a Tender and Support Agreement dated July 28, 2023, by and among the Company and the Supporting Warrant Holders (the “Tender and Support Agreement”), to (i) tender their Public Warrants in the Offer and (ii) consent to the Warrant Amendment in the Consent Solicitation. Accordingly, because the holders of more than 65% of our outstanding Public Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

W. Jabsheh Investment Co. Ltd., which is 100% controlled by Wasef Jabsheh, Executive Chairman of the board of directors of the Company, has also executed a Tender and Support Agreement in which W. Jabsheh Investment Co. Ltd. committed to tender its Private Warrants in the Offer.

Private Warrants

Simultaneously with the consummation of the Tiberius IPO, Tiberius issued 4,500,000 Private Warrants in a private placement to the Sponsor. Each Warrant entitled the holder to purchase one share for $11.50 per share. At the closing of the Business Combination, the Sponsor transferred 4,000,000 Private Warrants to Wasef Jabsheh and 500,000 Private Warrants to another shareholder of the Company. In 2023, Mr. Jabsheh transferred his Private Warrants to W. Jabsheh Investment Co. Ltd. As of June 16, 2023, Mr. Jabsheh beneficially owned 14,373,211 Common Shares and 4,000,000 Private Warrants, which represented approximately 36.3% of the combined voting power of our issued and outstanding Common Shares.

Warrant Agreement

In connection with the Tiberius IPO and the appointment of a warrant agent for the Warrants, Tiberius entered into the Warrant Agreement with Continental Stock Transfer & Trust Company on March 15, 2018. The Warrant Agreement was amended on March 17, 2020 to, among other things, add the Company as a party to the Warrant Agreement. The Warrant Agreement (as amended) provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Warrants.

Registration Rights Agreement

At the closing of the Business Combination, the Company, Lagniappe Ventures LLC and certain shareholders of the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”), requiring the Company to, among other things, file a resale shelf registration statement on behalf of the shareholders promptly after the closing of the Business Combination covering the resale of certain Common Shares and Private Warrants held by the shareholders party thereto. The Registration Rights Agreement also provides certain demand rights and piggyback rights to the shareholders.

Other Agreements and Transactions

The Company has retained Continental Stock Transfer & Trust Company to act as the Depositary, Morrow Sodali Global LLC to act as the Information Agent and BofA Securities to act as the Dealer Manager. Directors, officers and employees of the Company or its affiliates or the Information Agent may contact holders of Warrants by hand, mail or telephone regarding the Offer and may request brokers, dealers and other nominees to forward the Offer Letter and related materials to beneficial owners of the Warrants. Such directors, officers and employees will not be specifically compensated for providing such services. The Depositary and the Information Agent will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person, including the Dealer Manager, for soliciting tenders in the Offer.

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Warrants, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase or redeem Warrants, whether or not any Warrants are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, accelerated share repurchases, tender offers, exchange offers or otherwise, upon the same or different terms than the terms of the Offer. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.

10. CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Exchange Act if:

(a)     there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

(b)    any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

(c)     in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties; provided, that any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above are not satisfied prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer. We will amend this Offer Letter to report material changes, such as if a material condition to the Offer is waived, as required by Rule 13e-4(c)(3) under the Exchange Act.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a holder in connection with the Offer will be returned to such holder and the Warrants will expire in accordance with their terms on March 17, 2025, at 5:00 p.m. Eastern Time, and will otherwise remain subject to their original terms, including the redemption provisions.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all Warrants previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for purchase by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the Offer Purchase Price is adjusted, the Offer will remain open at least ten (10) business days from the date we first give notice of such change to Warrant holders, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by issuing a press release or by such other means of public announcement as we deem appropriate.

If for any reason the acceptance for tender (whether before or after any Warrants have been accepted for tender pursuant to the Offer), or the tender for Warrants subject to the Offer is delayed or if we are unable to accept for tender Warrants pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Warrants may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Offer Purchase Price for Warrants which we have accepted for tender pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for tender by the 40th business day after the initial commencement of the Offer.

Pursuant to Exchange Act Rules 13e-3 and 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO also serves as a Schedule 13E-3 with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer Letter.

11. FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Forward-looking statements usually relate to future events, conditions and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” or the negative thereof or similar terms. The absence of these words, however, does not mean that these statements are not forward-looking. Forward-looking statements are based on our current expectation, belief and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future development affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in this “Item 12. Forward-Looking Statements; Risk Factors.” We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof.

The Warrant Amendment, if approved by the requisite holders of the Public Warrants, will allow us to redeem all outstanding Public Warrants and Private Warrants, as applicable, at a price that is 10% lower than the Offer Purchase Price.

If we complete the Offer and Consent Solicitation and obtain the approval of the Warrant Amendment by holders of at least 65% of the Public Warrants, the Company will have the right to redeem each outstanding Warrant, including Public Warrants and Private Warrants held by holders who do not wish to participate and did not participate in the Offer, for $0.86 in cash, which is 10% less than the Offer Purchase Price, without interest. If the Warrant Amendment is approved, which we expect to occur given that holders of more than 65% of the Public Warrants have agreed to tender their consents to the Warrant Amendment, we intend to issue a notice of redemption to redeem all remaining outstanding Warrants immediately upon consummation of the Offer. The redemption would occur 15 days after issuing the notice of redemption.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding Public Warrants. Pursuant to the Tender and Support Agreement, parties representing approximately 67.3% of the outstanding Public Warrants and approximately 88.9% of the outstanding Private Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. Accordingly, because the holders of more than 65% of our outstanding Public Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

If the Warrant Amendment is adopted, we intend to redeem the remaining outstanding Warrants as provided in the Warrant Agreement, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% less cash than if they had tendered their Warrants in the Offer.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a Warrant holder may be able to sell his, her or its Warrants in the future following the completion of the Offer. Certain future events may cause an increase in the price of the Public Warrants or the value of the Private Warrants, which could result in you realizing a lower value now than you might realize in the future had you not agreed to tender your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for Common Shares) in the future at a higher price than would have been obtained by participating in the Offer or at all. In addition, if you do not tender your Warrants and if we obtain the approval of the Warrant Amendment, we intend to implement the Warrant Amendment and subsequently redeem your Warrants for the Redemption Price, which is 10% lower than the Offer Purchase Price. You should carefully review the terms of the Warrants, including the Warrant Agreement governing the Warrants, and consult your own individual tax and/or financial advisor for assistance on how the tender of your Warrants may affect your individual situation.

The liquidity of the Warrants that are not tendered will be reduced.

If the Warrant Amendment is approved, we intend to exercise our redemption rights thereunder and thus it is unlikely that any untendered Warrants will remain outstanding for a significant period of time following the completion of the Offer and Consent Solicitation. See “The Warrant Amendment, if approved by the requisite holders of the Public Warrants, will allow us to redeem all outstanding Public Warrants and Private Warrants, as applicable, at a price that is 10% lower than the Offer Purchase Price.” However, if any untendered Warrants remain outstanding due to the Warrant Amendment not being approved, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of untendered Warrants. If there continues to be a market for our untendered Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

There is no guarantee that the Warrants will ever be in the money, and they may expire worthless.

The exercise price for the Warrants is $11.50 per share. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

There is no assurance that the Offer will be successful.

The Offer is not conditioned upon any minimum number of Warrants being tendered. The Offer is, however, subject to other conditions. See “The Offer and Consent Solicitation, Section 9. Conditions; Termination; Waivers; Extensions; Amendments.”

The Company could be or may become a passive foreign investment company, by reason of its subsidiaries failing to qualify as “qualified insurance corporations,” which also could result in other adverse U.S. federal income tax consequences.

Significant potential adverse U.S. federal income tax consequences, including certain reporting requirements, generally apply to any U.S. person who owns or disposes of Warrants in a PFIC. The PFIC determination is factual in nature and is made annually. In particular, it will depend on the relative assets and insurance liabilities of the Company’s subsidiaries and on the manner in which they conduct their businesses and how they are regulated. Although not free from doubt, we do not believe it is likely the Company will be classified as a PFIC for the current taxable year. However, we cannot provide assurance that the Company will not be a PFIC for the current year. A U.S. investor that owns or disposes of Warrants during any year in which the Company is a PFIC will generally be subject to adverse U.S. federal income tax consequences. See “Taxation — Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company (“PFIC”) Rules.”

Our Warrant Amendment will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with the Company.

Our Warrant Amendment will provide that any action, proceeding or claim against us arising out of or relating in any way to the Warrant Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the parties to the Warrant Amendment irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. Each party to the Warrant Amendment waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Amendment will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any of our Warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Amendment. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Amendment, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Warrants, such holder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (ii) having service of process made upon such Warrant holder in any such enforcement action by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.

This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company relating to the Warrant Amendment, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Amendment inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

12. THE DEPOSITARY, INFORMATION AGENT AND DEALER MANAGER

We have retained Continental Stock Transfer & Trust Company to act as the Depositary and Morrow Sodali Global LLC to act as the Information Agent, in connection with the Offer and Consent Solicitation. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer and Consent Solicitation should be directed to the addresses or telephone numbers set forth on the back cover of this Offer Letter. The Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer and Consent Solicitation, including certain liabilities under the federal securities laws.

We also retained BofA Securities to act as the Dealer Manager in connection with the Offer and Consent Solicitation. The Dealer Manager may communicate with, but may not solicit tenders of Warrants from, brokers, dealers, commercial banks and trust companies with respect to the Offer and Consent Solicitation. The Dealer Manager will receive a reasonable and customary fixed fee for these services that becomes payable upon the closing of the Offer, which is contingent upon the consummation of the Offer and Consent Solicitation. We have also agreed to indemnify the Dealer Manager against liabilities in connection with the Offer and Consent Solicitation, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates may in the future provide various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

We will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of Warrants pursuant to the Offer. Warrant holders holding Warrants through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if Warrant holders tender Warrants through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer and Consent Solicitation.

13. ADDITIONAL INFORMATION; MISCELLANEOUS

Pursuant to Rule 13e-3 promulgated under the Exchange Act, we have filed a combined statement on Schedules TO and 13E-3 with the SEC under cover of Schedule TO, which contains additional information with respect to the Offer. This Offer Letter does not contain all of the information contained in the Schedule TO (of which this Offer Letter is a part) and the exhibits to the Schedule TO. The Company recommends that all holders of the Warrants review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including the following documents hereby incorporated by reference into this Offer Letter:

1.      Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 6, 2023.

2.      Form 6-Ks filed on May 16, 2023, June 26, 2023, June 30, 2023, August 10, 2023 and August 15, 2023.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO which this Offer Letter relates modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer Letter.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to our investor relations representative at:

International General Insurance Holdings Ltd.

Attention: Chief Legal Officer

Rawan.Alsulaiman@iginsure.com

Sincerely,

International General Insurance Holdings Ltd.

74 Abdel Hamid Sharaf Street, P.O. Box 941428,

Amman 11194, Jordan

The Depositary is Continental Stock Transfer & Trust Company. The Letter of Transmittal and Consent and certificates representing Warrants, and any other required documents should be sent or delivered by each holder of Warrants or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:

Continental Stock Transfer & Trust Company

BY FIRST CLASS MAIL:

Continental Stock

Transfer & Trust Company

Attn: Corporate Actions

1 State Street 30th Floor

New York, NY 10004

Telephone: 917-262-2378

Email: tenders+InternationalGeneral@continentalstock.com

BY OVERNIGHT OR HAND DELIVERY:

Continental Stock

Transfer & Trust Company

Attn: Corporate Actions

1 State Street 30th Floor

New York, NY 10004

Telephone: 917-262-2378

Email: tenders+InternationalGeneral@continentalstock.com

THE INFORMATION AGENT FOR THE OFFER IS:

Morrow Sodali Global LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, CT 06902

Telephone number toll-free: (800) 662-5200

Email: igic@info.morrowsodali.com

Any question or request for assistance may be directed to the Information Agent at the address, phone number and email address listed above.

Requests for additional copies of the Offer Letter, the Letter of Transmittal and Consent or other documents related to the offer may also be directed to the Information Agent.

The Dealer Manager for the Offer and Consent Solicitation is:

BofA Securities, Inc.

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

SCHEDULE I

1. Beneficial ownership of the Warrants

To our knowledge, with the exception of 4,000,000 Private Warrants held by W. Jabsheh Investment Co. Ltd., which is 100% controlled by Wasef Jabsheh, Executive Chairman of the board of directors of the Company, none of our directors or executive officers beneficially own Warrants.

2. Directors and Senior Management

The following table sets forth our current directors and executive officers:

Directors and Executive Officers	Position/Title	Country of Citizenship
Wasef Salim Jabsheh	Executive Chairman of the Board	Canada and Jordan
Walid Wasef Jabsheh	Chief Executive Officer and Director	Canada and Jordan
David Anthony	Director	British
Michael T. Gray	Director	U.S.
David King	Director	British
Wanda Mwaura	Director	Bermuda
Andrew J. Poole	Director	U.S.
Hatem Wasef Jabsheh	Chief Operating Officer	Canada and Jordan
Pervez Rizvi	Chief Financial Officer	India
Andreas Loucaides	Chief Executive Officer, IGI UK	British

The business address of Wasef Salim Jabsheh, Hatem Wasef Jabsheh and Pervez Rizvi is 74 Abdel Hamid Sharaf Street, P.O. Box 941428, Amman 11194, Jordan. The business address of Walid Wasef Jabsheh, David Anthony, David King and Andreas Loucaides is 15-18 Lime Street, London, EC3M 7AN, United Kingdom. The business address of Michael T. Gray and Andrew J. Poole is 3601 N Interstate 10 Service Rd W, Metairie, LA, 70002, United States. The business address of Wanda Mwaura is Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda.

None of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Biographical information concerning our directors and executive officers listed above is set forth below.

Wasef Jabsheh serves as our Executive Chairman of the Board since July 1, 2023 and has served as our Chairman of the Board since March 17, 2020, and served as our Chief Executive Officer from March 17, 2020 through June 30, 2023. Wasef Jabsheh founded IGI in 2001 and served as the Chief Executive Officer and Vice Chairman of IGI Dubai from 2011 until March 17, 2020. Wasef Jabsheh has specialized in marine and energy insurance for more than 50 years in various prominent roles with the Kuwait Insurance Co and with ADNIC (the Abu Dhabi National Insurance Company) from the mid-1970s to the late 1980s. In 1989, Mr. Jabsheh established Middle East Insurance Brokers and two years later founded International Marine & General Insurance Co. He also served as a member of the board of directors of HCC Insurance Holdings Inc. from 1994 until 1997.

Walid Jabsheh serves as our Chief Executive Officer from July 1, 2023 and has served as a Director since March 17, 2020. He was previously our President from March 17, 2020 through June 30, 2023. Walid Jabsheh joined IGI in 2002 and, prior to his current role at the Company, served as the President of IGI Dubai where he played a pivotal role in the growth and development of IGI Dubai. Walid Jabsheh began his career at Manulife Reinsurance in Toronto, Canada and later joined LDG Reinsurance Corporation, a subsidiary of Houston Casualty Co, in 1998 where he served as Senior Underwriter managing a $30 million book of treaty and facultative business.

David Anthony has served as a Director since March 17, 2020. Mr. Anthony served as a Non-Executive director on the board of IGI Dubai from July 2018 through March 2020. Since June 2018, Mr. Anthony has been an independent insurance consultant. From March 1994 to June 2018, Mr. Anthony was a Director and Senior Analyst with S&P Global Ratings (formerly Standard & Poor’s), where he was an active lead rating analyst and a Chair of its Insurance Rating

Committee. Before joining S&P Global Ratings, Mr. Anthony was Senior Relationship Manager and Vice President, European Insurance Banking Group, at Citi Bank N.A. London from June 1987 to April 1992, and Senior Insurance Analyst at Moody’s Investors Service, New York from April 1992 to March 1994. Mr. Anthony has more than 30 years of experience in the insurance and reinsurance industry, which has included senior, insurance-related positions at ratings agencies and with international banks. Throughout his career he has worked extensively in Europe, the Middle East, North Africa and the United States. Mr. Anthony holds a Master of Science degree in Economic History from the University of London.

Michael T. Gray has served as a Director since March 17, 2020. Mr. Gray has over 30 years of leadership experience in the insurance industry. He served on the board of Delwinds Insurance Acquisition Corp., a company formed for the purpose of effecting a business combination, which went public in December 2020 and closed its initial business combination with FOXO Technologies Inc. in September 2022. He served as the Executive Chairman and Chief Executive Officer of Tiberius from its inception until the closing of the business combination between IGI and Tiberius in March 2020. He is the principal executive and President of The Gray Insurance Company, a middle-market property and casualty insurance company. Mr. Gray became President of The Gray Insurance Company in 1996. In addition to his role at The Gray Insurance Company, Mr. Gray has served as Chairman of the board of the Louisiana Insurance Guaranty Association since 2008 (director since 1995), director of the American Property Casualty Insurance Association (APCI) since 2019 (and was director of the predecessor organizations American Insurance Association since 2011 and Property Casualty Insurers Association of America since 2010), director of the Tulane University Family Business Center Advisory Council since 2008 and, from 1999 to 2003, served on the board of directors of Argo Group International Holdings (NASDAQ: AGII), a global property and casualty, specialty insurance, and reinsurance products provider. Mr. Gray was the Chairman of the board of Family Security, a personal lines/homeowners insurance company, in which The Gray Insurance Company held an ownership interest from 2013 to 2015. This culminated in the sale of the company, which Mr. Gray led, to United Insurance Holding Corporation (NASDAQ: UIHC). The parent of The Gray Insurance Company, Gray & Company, has acquired or developed several businesses under Mr. Gray’s guidance, including surplus lines insurance and title insurance, casualty and surety insurance, oil production and exploration facilities, technology development and real estate. Mr. Gray holds a B.A. from Southern Methodist University and an MBA from Tulane University. Mr. Gray graduated from the Harvard Business School “Presidents Program in Leadership” in 2020.

David King has served as a Director since March 17, 2020. Mr. King served as a Non-Executive Director on the board of our wholly-owned subsidiary, International General Insurance Holdings Limited, a company organized under the laws of the Dubai International Financial Centre (“IGI Dubai”), from November 2012 through 2020. He also served as Non-Executive Chairman and a member of the audit committee of International General Insurance Company (UK) Limited, our wholly-owned subsidiary, until March 17, 2022. He also serves as non-executive chairman of Forex Capital Markets Limited, where he has been a Non-Executive Director since August 2014 and is a member of its audit committee and nomination and remuneration committee. From 2010 to 2012, Mr. King was executive director of Middle East business development at China Construction Bank International. Prior to that, he was the director of finance and administration of the London Metal Exchange between 1987 and 1989, chief executive officer of The London Metal Exchange from 1989 to 2001, managing director and acting Chief Executive of the Dubai Financial Services Authority from 2003 to 2005 and managing director of global banking in the MENA division of HSBC Bank Middle East Limited from 2005 to 2008. David King is a fellow in the Association of Chartered Certified Accountants and holds a Master of Business Administration from Cranfield University.

Wanda Mwaura has served as a Director since March 17, 2020. Ms. Mwaura has more than 27 years of financial services, reinsurance, and accounting and advisory experience. She began providing auditing and advisory services at Ernst & Young Ltd. in 1996, specializing in financial services with a focus in reinsurance. Ms. Mwaura was at Ernst & Young Ltd. from 1996 through 2013, including serving as a partner from 2005 to 2013. She later served as the Head of External Reporting and Accounting Policy at PartnerRe, a leading global reinsurer, from October 2013 to February 2017, and as External Reporting Director and Chief Accounting Officer at PartnerRe from February 2017 to July 2019 and, since August 2019, has been the sole proprietor of Consult.bm, a director and consulting services provider to various entities in Bermuda. Ms. Mwaura is the Executive Director of the Bermuda Public Accountability Board. In July 2022, she was also appointed non-executive director and a member of the audit committee of the board of directors of a London Stock Exchange listed entity, Gulf Keystone Petroleum Ltd. Ms. Mwaura holds a Bachelor of Commerce (Co-op) degree from Dalhousie University, is a certified public accountant (CPA) and is a member of CPA Bermuda.

Andrew J. Poole has served as a Director since March 17, 2020. Mr. Poole has over 18 years of diversified investment experience. He served as Chief Executive Officer and Chairman of Delwinds Insurance Acquisition Corp., a blank check company which went public in December 2020 and consummated its initial business combination with FOXO Technologies Inc. in September 2022. He joined the board of FOXO Technologies Inc. in September 2022 and serves on its audit, compensation and nominating committees. Mr. Poole was the Chief Investment Officer of Tiberius, a blank check company which went public in March 2018 and which consummated its initial business combination with IGI in March 2020. Concurrently, from 2015 through December 2022, Mr. Poole was an investment consultant at The Gray Insurance Company. Mr. Poole’s most recent role prior to joining Tiberius and The Gray Insurance Company was as Partner and Portfolio Manager at Scoria Capital Partners, LP, a long/short equity hedge fund, where he managed a portion of the firm’s capital including insurance sector investments from 2013 to 2015. Prior to Scoria, Mr. Poole held various positions at Diamondback Capital Management from 2005 to 2012 (including Portfolio Manager from 2011 onwards) and SAC Capital from 2004 to 2005, both of which are multi-strategy multi-manager cross capital structure long/short hedge funds. Earlier, Mr. Poole started his career at Swiss Re (SIX: SREN) working in facultative property placements in 2003 and was on the Board of Family Security, a personal lines insurance company, from 2013 to 2015 prior to the sale of the company to United Insurance Holdings Corporation (Nasdaq: UIHC). Mr. Poole is a graduate of The George Washington University.

Hatem Jabsheh has served as our Chief Operating Officer since March 17, 2020. Mr. Jabsheh has been IGI’s Group Chief Operating Officer since 2017, and IGI’s Chief Investment Officer since 2010. Mr. Jabsheh began his career in 2001 with Spear, Leads, and Kellogg, a subsidiary of Goldman Sachs. He worked in several pits at the CBOE (Chicago Board Options Exchange) and CME (Chicago Mercantile Exchange) as a primary market maker. He then moved to Amman, Jordan in 2004 to set up Indemaj Financial, an asset management and brokerage company, which he successfully sold in 2009. In 2006, Mr. Jabsheh set up Indemaj Technology, an open-source web development company, which was also later sold in 2012. His 18-year professional career spans executive roles in the asset management sector and reinsurance, all underscored by an aim to promote innovation and transformation. He is actively involved in the tech community, promoting disruption within the reinsurance industry. Mr. Jabsheh currently serves on the boards of the Swiss Jordanian Business Club and the United Cable Industries Company. Hatem Jabsheh is a graduate of Marquette University with a dual major in International Business and Finance and a minor in History.

Pervez Rizvi has served as our Chief Financial Officer since March 17, 2020. Mr. Rizvi has served as the Group Chief Financial Officer of IGI Dubai since 2015. He has over 37 years of experience out of which 34 years are in the insurance and banking sectors. He obtained a Bachelor of Commerce in Accounts and Management followed by a CA (India) and a CPA (USA). Mr. Rizvi is a member of the Institute of Chartered Accountants of India. Mr. Rizvi began his insurance career with the Life Insurance Corporation of India in 1989 and later worked with a number of financial institutions and insurance companies in the Middle East and Far East including HSBC Bank in the UAE and Malaysia and Zurich Financial Services in DIFC, Dubai.

Andreas Loucaides has served as the Chief Executive Officer of IGI UK since 2015. He began his career in the insurance industry in 1971, joining syndicate 702 at Lloyd’s which was sold to Markel in 2000. He later founded a startup insurance company, PRI Group Plc (an FSA licensed A- rated AIM listed company with a market cap of £120 million) in 2002 as Chief Executive Officer. Following the profitable sale of PRI Group plc to Brit Holdings, Mr. Loucaides joined Catlin UK in 2004 as the Chief Executive Officer. In 2008, he joined Jubilee Group at Lloyd’s as the CEO, overseeing the sale to Ryan Specialty Group in 2011. In 2012, Mr. Loucaides joined Lloyd’s Syndicate 2526, assisting with its sale to AmTrust and supporting AmTrust in its purchase of Sagicor at Lloyd’s.

Annex A

AMENDMENT NO. 2 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 2 TO THE WARRANT AGREEMENT (this “Amendment”) is made as of August 10, 2023, by and between International General Insurance Holdings Ltd., a Bermuda exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of March 15, 2018, by and between Tiberius Acquisition Corporation, a Delaware corporation (“Tiberius”), and the Warrant Agent, as amended by Amendment No. 1 to the Warrant Agreement, dated as of March 17, 2020, by and among Tiberius, the Company and the Warrant Agent, pursuant to which the Company assumed all of the obligations of Tiberius under the Warrant Agreement (the “Existing Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 65% of the then outstanding Public Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to redeem the Public Warrants and Private Warrants for cash on the terms and subject to the conditions set forth herein; and

WHEREAS, following a consent solicitation undertaken by the Company, the Registered Holders of more than 65% of the then outstanding Public Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:

“6A Redemption.

6A.1 Company Election to Redeem. Notwithstanding any other provision in this Agreement to the contrary, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6A.2 below, for $_______ in cash for every Warrant held by the holder thereof (the “6A Redemption Price”) (subject to equitable adjustment by the Company in the event of any share splits, share dividends, recapitalizations or similar transaction with respect to the Company’s common shares, par value $0.01 per share).

6A.2 Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “6A Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the 6A Redemption Date to the Registered Holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6A.3 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the 6A Redemption Date. On and after the 6A Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the 6A Redemption Price.

Annex A-1

2. Miscellaneous Provisions.

2.1 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3 Counterparts. This Amendment may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement. Except as expressly provided in this Amendment, all of the terms and provisions in the Existing Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Existing Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Existing Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Existing Warrant Agreement, as amended by this Amendment (or as the Existing Warrant Agreement may be further amended or modified in accordance with the terms thereof). Except as expressly set forth in this Amendment, the terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Existing Warrant Agreement.

[Signatures Appear on Following Page]

Annex A-2

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.
By:
Name:	Pervez Rizvi
Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name:
Title:

Annex A-3